Exhibit 99.1

Results	contact: Helen Rotherham
Investor Relations
(949) 699-4804

THE WET SEAL, INC. ANNOUNCES FINANCIAL RESULTS

FOR FOURTH QUARTER, FISCAL YEAR 2003

FOOTHILL RANCH, CA, March 18, 2004 — Specialty retailer The Wet Seal, Inc. (Nasdaq: WTSLA) today reported a net loss from continuing operations, excluding the company’s discontinued Zutopia operations, of $0.45 per share for the fourth quarter ended January 31, 2004, bringing the net loss from continuing operations for fiscal 2003 to $1.31 per share. These results compare with an adjusted net loss from continuing operations of $0.15 per share for the fourth quarter last year and net income from continuing operations of $0.27 per diluted share for fiscal 2002.

On January 7, 2004, the company announced its strategic decision to sell or close all of its Zutopia locations by the end of the first quarter of fiscal 2004. The Zutopia discontinued operations had a net loss of $0.15 per share for the fourth quarter and $0.28 per share for fiscal 2003. The discontinued operations net loss was comprised of the net loss from the Zutopia division operations for the quarter and year, and a $5.4 million pre-tax, non-cash write-down of fixed assets at Zutopia stores, taken in the fourth quarter.

Net sales from continuing operations for the fourth quarter totaled $143.1 million, with comparable store sales declining 9.9 percent. This compares with net sales of $155.6 million for the fourth quarter last year and a decrease in comparable store sales of 18.1 percent. Net sales from continuing operations for fiscal 2003 totaled $517.6 million, reflecting a comparable store sales decline of 16.4 percent. The company reported net sales of $590.3 million for fiscal 2002 and a decrease in comparable store sales of 5.5 percent.

“Fiscal 2003 was a challenging year for The Wet Seal Inc., but one filled with significant strategic changes that we believe will better position the company for a more promising future,” said chief executive officer, Peter D. Whitford. “We continue to make progress in carefully managing our inventory levels and are on track to deliver improved financial performance in the fall, in line with our turnaround plan. We are beginning to see early signs of improvement in the Wet Seal division and are pleased with the transition to new management at Arden B., which has continued to build momentum.”

The company reported gross margin as a percentage of sales from continuing operations of 16.7 percent for the quarter and 18.7 percent for fiscal 2003. This compares with gross margin as a percentage of sales of 25.8 percent for last year’s fourth quarter and 29.9 percent for fiscal 2002. More than half of the margin shortfall for the current year reflected significant markdowns, primarily in the Wet Seal stores as well as a lower initial mark-up. The significant amount of markdowns included a year-end inventory reserve for the slower moving, aged merchandise, specifically encompassing fall and holiday styles. The remaining decline in gross margin was due to lower sales over which to leverage occupancy and buying costs.

Selling, general and administrative expenses (“SG&A”) were $45.6 million for the fourth quarter, compared with $48.0 million for the fourth quarter last year. For fiscal 2003, SG&A expenses totaled $158.9 million, compared with $166.8 million for fiscal 2002. The reduction in SG&A expenses resulted from management’s decision to spend less in advertising, reduce merchandise delivery costs and the decision not to produce and distribute a catalog this year. General and administrative expenses this year included a $1.3 million reserve for the recent legal settlement with previously employed California store managers but still represented a decline from the prior year.

For fiscal 2003, capital expenditures for continuing operations were $13.7 million, reflecting costs associated with opening 30 new stores and remodeling 20 stores. This compares with $38.2 million for 62 store openings and remodeling of 23 stores in fiscal 2002. Capital expenditures for fiscal 2004 were scaled back and are projected to be less than $12 million, relating primarily to 10 new store openings, 6 for Wet Seal and the remaining for Arden B., and approximately 11 remodels, 7 for Wet Seal and 4 for Arden B. The Company also expects to close approximately 12 Wet Seal stores and 4 Arden B. stores in fiscal 2004 due to the Company’s decision not to renew expiring leases.

The Company also provided guidance for the first quarter of fiscal 2004, noting that based on current sales trends, it anticipates reporting a net loss from continuing operations of between $0.54 to $0.59 per share, in line with its expectations and operating plan. The estimated net loss from the Zutopia discontinued operations for the first quarter is between $0.15 and $0.20 per share. This estimated loss includes the net loss expected from the Zutopia operations for the quarter and the reserve to be established primarily for the buy-out of operating leases due to the Company’s decision to close all Zutopia locations by the end of the first quarter.

At January 31, 2004, the company had cash and investments totaling $63.5 million and no debt. Inventory at cost for continuing operations totaled $29.1 million at year’s end compared to $30.9 million at the end of last fiscal year. This represents approximately six percent less per square foot than the prior year.

The Wet Seal will host a conference call today at 2:00 p.m. Pacific Standard Time. To listen to the conference call, please dial (800) 500-0311 and provide ID#215146. A replay of the call will be available from March 18 – March 25. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above. Any questions regarding the conference call should be directed to the Company’s investor relations department at (949) 699-4804.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. The Company currently operates a total of 605 stores in 47 states, the District of Columbia and Puerto Rico, including 475 Wet Seal stores, 99 Arden B. stores and 31 Zutopia stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s opening and closing of stores, profitability and growth, demand for its products or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission. This news release contains results reflecting partial year data and non-fiscal data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

— tables to follow —

THE WET SEAL, INC.

SUMMARY STATEMENT OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

	Quarter Ended		Twelve Months Ended
	January 31, 2004	February 1, 2003	January 31, 2004	February 1, 2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales	$143,077	$155,628	$517,644	$590,322
Gross Margin	23,879	40,139	96,845	176,662
S, G & A expense	45,556	48,046	158,955	166,818

Operating income (loss)	(21,677)	(7,907)	(62,110)	9,844
Interest income	360	524	1,550	3,114

Income (loss) before taxes	(21,317)	(7,383)	(60,560)	12,958
Provision (benefit) for income taxes	(7,872)	(3,089)	(21,607)	4,541

Income (loss) from Continuing Operations	(13,445)	(4,294)	(38,953)	8,417
Loss from Discontinued Operations, net of income taxes	(4,368)	(1,354)	(8,327)	(4,178)

Net income (loss)	$(17,813)	$(5,648)	$(47,280)	$4,239

Net income (loss) per share, basic:
Continuing Operations	$(0.45)	$(0.15)	$(1.31)	$0.28
Discontinued Operations	$(0.15)	$(0.05)	$(0.28)	$(0.14)

Net income (loss)	$(0.60)	$(0.20)	$(1.59)	$0.14

Net income (loss) per share, diluted:
Continuing Operations	$(0.45)	$(0.15)	$(1.31)	$0.27
Discontinued Operations	$(0.15)	$(0.05)	$(0.28)	$(0.13)

Net income (loss)	$(0.60)	$(0.20)	$(1.59)	$0.14

Weighted average shares outstanding, basic	30,041,114	29,557,967	29,748,888	30,044,673

Weighted average shares outstanding, diluted	30,041,114	29,557,967	29,748,888	31,078,549

THE WET SEAL, INC.

CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

	January 31, 2004	February 1, 2003
	(unaudited)	(unaudited)
ASSETS
Cash and cash equivalents	$13,526	$21,969
Short-term investments	30,817	39,237
Income tax receivable	11,195	11,561
Merchandise inventory	29,054	30,886
Other current assets	8,371	17,951
Current assets of discontinued operations	1,067	1,500

Total current assets	94,030	123,104
Property and equipment, net	92,794	103,469
Long-term investments	19,114	33,639
Goodwill, net	6,323	6,323
Other assets	25,069	11,770
Non-current assets of discontinued operations	7	6,320

Total assets	$237,337	$284,625

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$18,972	$21,589
Accounts payable - other	10,157	13,025
Accrued liabilities	23,229	22,858
Income taxes payable	1,752	—
Current liabilities of discontinued operations	1,353	1,123

Total current liabilities	55,463	58,595
Deferred rent	9,251	9,037
Other long-term liabilities	3,270	5,392
Non-current liabilities of discontinued operations	410	278

Total long-term liabilities	12,931	14,707
Total stockholders’ equity	168,943	211,323

Total liabilities and stockholders’ equity	$237,337	$284,625

Note - The fiscal 2002 financial statements have been reclassified to conform with the fiscal 2003 presentation.

THE WET SEAL, INC.

QUARTERLY FINANCIAL DATA

(In thousands, except for share data)

Fiscal Year Ended January 31, 2004

Net Sales

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	For the Year
Total	$123,615	$126,039	$136,133	$148,250	$534,037
Discontinued	3,404	3,440	4,376	5,173	16,393

Continuing	$120,211	$122,599	$131,757	$143,077	$517,644

Net Income (Loss)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	For the Year
Total	$(8,513)	$(13,428)	$(7,527)	$(17,812)	$(47,280)
Discontinued	(1,135)	(1,664)	(1,161)	(4,367)	(8,327)

Continuing	$(7,378)	$(11,764)	$(6,366)	$(13,445)	$(38,953)

Per Share

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	For the Year
Total	$(0.29)	$(0.45)	$(0.25)	$(0.60)	$(1.58)
Discontinued	(0.04)	(0.05)	(0.04)	(0.15)	(0.27)

Continuing	$(0.25)	$(0.40)	$(0.21)	$(0.45)	$(1.31)

THE WET SEAL, INC.

MONTHLY SALES AND COMPARABLE STORE %

(In thousands)

	Total	Comp %	Discontinued	Comp %	Continuing	Comp %
February	$34,393	-31.5%	$871	-31.5%	$33,522	-31.5%
March	49,214	-27.1%	1,392	-30.3%	47,822	-27.0%
April	40,008	-16.9%	1,141	9.4%	38,867	-17.4%
May	37,970	-25.0%	969	-9.1%	37,001	-25.2%
June	46,998	-21.5%	1,162	-14.6%	45,836	-21.7%
July	41,071	-12.3%	1,309	-16.2%	39,762	-12.1%
August	50,379	-10.7%	1,984	-17.8%	48,395	-10.4%
September	47,898	-10.0%	1,341	-10.3%	46,557	-10.0%
October	37,856	-9.7%	1,051	-5.2%	36,805	-9.8%
November	45,697	-6.7%	1,635	-6.7%	44,062	-6.7%
December	78,926	-7.3%	2,957	5.4%	75,969	-7.7%
January	23,627	-21.4%	581	-17.2%	23,046	-21.5%

Total	$534,037	-16.3%	$16,393	-11.1%	$517,644	-16.4%